Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2019 Results

•                  Net income for the three months ended September 30, 2019 was $5.37 million compared to $4.79 million for the three months ended September 30, 2018, an increase of 12.12%.

•                  Fully-diluted earnings per share for the three months ended September 30, 2019 was $0.57 per share compared to $0.51 per share for the three months ended September 30, 2018, an increase of $0.06 per share, or 11.76%.

•                  Return on average assets rose to 1.02% for the three months ended September 30, 2019 compared to 0.93% for the three months ended September 30, 2018.

•                  Interest income on loans for the three months ended September 30, 2019 was $15.86 million compared to $15.04 million for the three months ended September 30, 2018, an increase of $826,000, or 5.49%.

•                  Loans receivable for the nine months ended September 30, 2019 grew by $18.15 million to $1.59 billion compared to $1.57 billion at December 31, 2018.

•                  The Company did not have any delinquent mortgage loans 90 days past due and not accruing at September 30, 2019 compared to $879,000 at December 31, 2018.  During the same period, non-performing assets declined to $864,000 at September 30, 2019 from $2.21 million at December 31, 2018.

•                  Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 39th consecutive quarterly dividend.

Honolulu, Hawaii, October 24, 2019 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $5.37 million or $0.57 per fully- diluted share for the three months ended September 30, 2019, compared to $4.79 million or $0.51 per fully-diluted share for the three months ended September 30, 2018.

The Company also announced that its Board of Directors approved an increase in the quarterly cash dividend from $0.22 per share to $0.23 per share.  The dividend is expected to be paid on November 21, 2019 to stockholders of record as of November 7, 2019.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Our earnings during the quarter were strong.  Our focus will continue to be on improving our performance by increasing the size of our loan portfolio while maintaining good asset quality.  We are also proud to announce a 4.55% increase in our quarterly cash dividend from $0.22 per share to $0.23 per share.”

Interest Income

Total interest income was $18.95 million for the three months ended September 30, 2019 compared to $18.28 million for the three months ended September 30, 2018.  The $670,000 growth in total interest income was due to an $826,000 increase in interest income on loans, which resulted primarily from a $58.71 million increase in average loans receivable and a six basis point increase in the average loan yield.  This increase was offset by a $167,000 decline in interest income on investment securities.  The decrease in interest earned on investment securities was due to a $20.33 million reduction in the average securities portfolio.

Interest Expense and Provisions for Loan Losses

Total interest expense rose to $4.40 million for the three months ended September 30, 2019 from $3.52 million for the three months ended September 30, 2018.  Interest expense on deposits increased to $3.38 million for the three months ended September 30, 2019 from $2.90 million for the three months ended September 30, 2018.  The increase in interest expense on deposits occurred primarily because of an increase in certificates of deposit and a decrease in savings accounts that resulted in a 13 basis point increase in the average cost of deposits, which was partially offset by a $16.89 million decrease in average total deposits.  Interest expense on FHLB advances increased to $973,000 for the three months ended September 30, 2019 compared to $493,000 for the three months ended September 30, 2018.  This increase was due to a $63.25 million increase in the average balance of FHLB advances and a 42 basis point increase in the average cost of advances for the three months ended September 30, 2019 as compared to three months ended September 30, 2018.

During the three months ended September 30, 2019, the Company recorded a $111,000 provision for loan losses compared to a $50,000 reversal in the loan loss provision for the three months ended September 30, 2018.  The increase in loan loss provisions is due to an increase in the size of the loan portfolio.

Noninterest Income

Noninterest income was $2.10 million for the three months ended September 30, 2019 compared to $746,000 for the three months ended September 30, 2018.  The increase in noninterest income was primarily due to a $1.20 million increase in the gain on sale of loans.  The increase in the gain on sale of loans occurred as the Bank securitized $29.43 million of mortgage loans into mortgage-backed securities (MBS).  The securitization transaction was completed to increase the Bank’s liquid assets.  The gain in the loan securitization transaction occurred as the fair value of MBS exceeded the cost basis of the mortgage loans.

Noninterest Expense

Noninterest expense was $9.40 million for the three months ended September 30, 2019 compared to $9.50 million for the three months ended September 30, 2018.  The decrease in noninterest expense was primarily due to a $149,000 decrease in federal deposit insurance premiums and a $69,000 decrease in salaries and employee benefits.  The reduction in FDIC insurance premiums occurred when the Bank received a credit because the FDIC insurance fund was over-capitalized.  These decreases were partially offset by a $127,000 increase in other general and administrative expenses.

Income Taxes

Income tax expense for the three months ended September 30, 2019 was $1.78 million with an effective tax rate of 24.86% compared to $1.27 million with an effective tax rate of 20.94% for the three months ended September 30, 2018.  Income tax expense for the three months ended September 30, 2018 included a $336,000 tax benefit from a $2.40 million pension contribution to the Company’s defined benefit pension plan.  The 2017 Tax Cuts and Job Act allowed the tax deduction for the pension contribution to be calculated at the 35.00% federal corporate tax rate for 2017 rather than the 21.00% corporate tax rate for 2018.

Assets and Equity

Total assets increased to $2.09 billion at September 30, 2019 from $2.07 billion at December 31, 2018.  Loans receivable grew by $18.15 million to $1.59 billion at September 30, 2019 from $1.57 billion at December 31, 2018.  The growth in loans receivable occurred as residential mortgage loan originations exceeded loan repayments and loans securitized into MBS.  During the three months ended September 30, 2019, the Company securitized $29.43 million of mortgage loans into MBS to increase the Bank’s liquid assets.  The securitization transaction increased investment securities and lowered loans receivable.  The Company also transferred investment securities to its available for sale investment portfolio from its held to maturity investment portfolio in the first quarter of 2019.  These available for sale securities had a fair value of $8.88 million at September 30, 2019.  The transfer was made when the Company adopted the amended Derivatives and Hedging topic of the FASB ASC.  Deposits decreased by $23.97 million to $1.61 billion at September 30, 2019 from $1.63 billion at December 31, 2018.  The decrease in deposits occurred as the Bank adopted a pricing strategy to control its cost of deposits and maintain its net interest margin.  Advances from the Federal Home Loan Bank increased to $183.90 million at September 30, 2019 from $142.20 million at December 31, 2018.  The increase in advances from the Federal Home Loan Bank was used to fund the growth in the loan portfolio and pay off $20.00 million of securities sold under agreements to repurchase.  On January 1, 2019, the Company also adopted the amended Lease topic of the FASB ASC by capitalizing the net present value of future lease payments and recording a right-of-use asset and lease liability.  The right-of-use asset and lease liability had balances of $11.18 million and $11.73 million, respectively, at September 30, 2019.  Total stockholders’ equity increased to $245.60 million at September 30, 2019 from $235.08 million at December 31, 2018.  The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the current year, the Company completed its eighth repurchase program.  Through September 30, 2019, the Company had repurchased a total of 3,501,353 shares in all of its share repurchase programs.  The shares repurchased represent 28.62% of the total shares issued in its initial public offering.  Earlier in the year, the Company announced its ninth stock repurchase program where the Company is authorized to repurchase up to $5,000,000 of its outstanding shares.

As of September 30, 2019, the Company had 134,284 of outstanding, exercisable stock options.  The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

The Company did not have any delinquent mortgage loans 90 days or more past due at September 30, 2019 compared to $879,000 at December 31, 2018.  Non-performing assets totaled $864,000 at September 30, 2019 compared to $2.21 million at December 31, 2018.  The ratio of non-performing assets to total assets was 0.04% at September 30, 2019 and 0.11% at December 31, 2018.  The allowance for loan losses at September 30, 2019 was $2.72 million and represented 0.17% of total loans compared to $2.64 million and 0.17% of total loans as of December 31, 2018.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                              general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;

•                              competition among depository and other financial institutions;

•                              inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•                              adverse changes in the securities markets;

•                              changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•                              changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•                              our ability to enter new markets successfully and capitalize on growth opportunities;

•                              our ability to successfully integrate acquired entities, if any;

•                              changes in consumer demand, spending, borrowing and savings habits;

•                              changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•                              changes in our organization, compensation and benefit plans;

•                              the timing and amount of revenues that we may recognize;

•                              the value and marketability of collateral underlying our loan portfolios;

•                              our ability to retain key employees;

•                              cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•                              technological change that may be more difficult or expensive than expected;

•                              the ability of third-party providers to perform their obligations to us;

•                              the ability of the U.S. Government to manage federal debt limits;

•                              the quality and composition of our investment portfolio;

•                              changes in market and other conditions that would affect our ability to repurchase our common stock; and

•                              changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income:
Loans	$15,864	$15,038	$47,475	$44,829
Investment securities	2,865	3,032	8,583	9,283
Other investments	219	208	709	582
Total interest income	18,948	18,278	56,767	54,694

Interest expense:
Deposits	3,382	2,899	10,120	8,040
Advances from the Federal Home Loan Bank	973	493	2,425	1,371
Securities sold under agreements to repurchase	42	125	173	376
Total interest expense	4,397	3,517	12,718	9,787

Net interest income	14,551	14,761	44,049	44,907
Provision (reversal of provision) for loan losses	111	(50)	65	19

Net interest income after provision for loan losses	14,440	14,811	43,984	44,888

Noninterest income:
Service fees on loan and deposit accounts	504	470	1,427	1,372
Income on bank-owned life insurance	215	216	632	647
Gain on sale of investment securities	123	—	2,910	45
Gain on sale of loans	1,205	8	1,211	61
Other	55	52	635	200
Total noninterest income	2,102	746	6,815	2,325

Noninterest expense:
Salaries and employee benefits	5,586	5,655	17,002	16,798
Occupancy	1,610	1,599	4,780	4,689
Equipment	1,039	1,061	3,150	3,000
Federal deposit insurance premiums	1	150	288	457
Other general and administrative expenses	1,165	1,038	3,466	3,326
Total noninterest expense	9,401	9,503	28,686	28,270

Income before income taxes	7,141	6,054	22,113	18,943
Income taxes	1,775	1,268	5,163	4,374
Net income	$5,366	$4,786	$16,950	$14,569

Basic earnings per share	$0.58	$0.52	$1.83	$1.57
Diluted earnings per share	$0.57	$0.51	$1.81	$1.54
Cash dividends paid per common share	$0.22	$0.22	$0.76	$0.72
Basic weighted-average shares outstanding	9,212,119	9,212,913	9,184,741	9,238,827
Diluted weighted-average shares outstanding	9,295,729	9,377,403	9,309,420	9,424,992

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	September 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$29,410	$47,063
Investment securities available for sale at fair value	8,882	2,560
Investment securities held to maturity, at amortized cost (fair value of $377,023 and $364,922 at September 30, 2019 and December 31, 2018, respectively).	369,387	371,517
Loans held for sale	553	309
Loans receivable, net	1,592,863	1,574,714
Federal Home Loan Bank stock, at cost	9,839	8,093
Federal Reserve Bank stock, at cost	3,128	3,114
Accrued interest receivable	5,494	5,274
Premises and equipment, net	4,330	4,823
Right-of-use asset, net	11,178	—
Bank-owned life insurance	44,909	45,066
Deferred income tax assets, net	3,048	4,136
Prepaid expenses and other assets	2,748	2,537
Total assets	$2,085,769	$2,069,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,605,194	$1,629,164
Advances from the Federal Home Loan Bank	183,900	142,200
Securities sold under agreements to repurchase	10,000	30,000
Accounts payable and accrued expenses	23,242	23,346
Lease liability	11,733	—
Income taxes payable	2,175	2,407
Advance payments by borrowers for taxes and insurance	3,923	7,010
Total liabilities	1,840,167	1,834,127

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,674,922 and 9,645,955 shares at September 30, 2019 and December 31, 2018, respectively.	97	97
Additional paid-in capital	64,732	65,090
Unearned ESOP shares	(4,526)	(4,893)
Retained earnings	192,520	182,594
Accumulated other comprehensive loss	(7,221)	(7,809)
Total stockholders’ equity	245,602	235,079
Total liabilities and stockholders’ equity	$2,085,769	$2,069,206

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	September 30,
	2019	2018
Performance Ratios (annualized):
Return on average assets	1.02%	0.93%
Return on average equity	8.68%	8.03%
Net interest margin on average interest earning assets	2.90%	3.00%
Efficiency ratio (1)	56.45%	61.28%

	At September	At December
	30, 2019	31, 2018
Selected Balance Sheet Data:
Book value per share (2)	$25.39	$24.37
Stockholders’ equity to total assets	11.78%	11.36%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$0	$879
Non-performing assets (3)	$864	$2,213
Allowance for loan losses	$2,724	$2,642
Non-performing assets to total assets	0.04%	0.11%
Allowance for loan losses to total loans	0.17%	0.17%
Allowance for loan losses to non-performing assets	315.28%	119.39%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs